Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2023 Results

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Reported Fourth Quarter 2023 Net Income of $16.7 million, Adjusted EBITDA of $47.6 million and Distributable Cash Flow of $35.8 million compared to Fourth Quarter 2022 Net Income of $17.1 million, Adjusted EBITDA of $44.3 million and Distributable Cash Flow of $33.3 million
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Generated Full Year 2023 Net Income of $42.6 million, Adjusted EBITDA of $165.8 million and Distributable Cash Flow of $116.7 million compared to Full Year 2022 Net Income of $63.7 million, Adjusted EBITDA of $179.8 million and Distributable Cash Flow of $140.9 million
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Reported Fourth Quarter 2023 Gross Profit for the Wholesale Segment of $33.0 million compared to $32.8 million of Gross Profit for the Fourth Quarter 2022 and Fourth Quarter 2023 Gross Profit for the Retail Segment of $69.0 million compared to $60.4 million of Gross Profit for the Fourth Quarter 2022
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Generated Full Year 2023 Gross Profit for the Wholesale Segment of $128.8 million compared to $130.7 million of Gross Profit for the Full Year 2022 and Full Year 2023 Gross Profit for the Retail Segment of $253.5 million compared to $245.0 million of Gross Profit for the Full Year 2022
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Leverage, as defined in the CAPL Credit Facility, was 4.2 times as of December 31. 2023, compared to 3.7 times as of December 31, 2022
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The Distribution Coverage Ratio was 1.80 times for the Fourth Quarter 2023 compared to 1.67 times for the Fourth Quarter 2022 and for the Full Year 2023 was 1.46 times compared to 1.77 times for the comparable period of 2022

Allentown, PA February 26, 2024 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“We finished the year with the best fourth quarter in our history. Our financial results for the fourth quarter, and year overall, reflect the ongoing success of our business strategy,” said Charles Nifong, President & CEO of CrossAmerica. “We continue to execute well across all of our business operations, which is reflected in our excellent financial results for the past year and our strong balance sheet at year end. The partnership is well positioned to continue this success into 2024 and beyond.”

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Fourth Quarter and Full Year Results

Consolidated Results

Key Operating Metrics	Q4 2023	Q4 2022	FY2023	FY2022
Net Income	$16.7M	$17.1M	$42.6M	$63.7M
Adjusted EBITDA	$47.6M	$44.3M	$165.8M	$179.8M
Distributable Cash Flow	$35.8M	$33.3M	$116.7M	$140.9M
Distribution Coverage Ratio	1.80x	1.67x	1.46x	1.77x

CrossAmerica reported increases in Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio for the fourth quarter 2023 compared to the fourth quarter 2022 primarily due to improved fuel gross profit performance in both the wholesale and retail segments and an increase in merchandise and other revenue gross profit in the retail segment.

For the full year 2023, CrossAmerica reported declines in Net Income, Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio when compared to the full year 2022 primarily due to a decrease in motor fuel gross profit, as the Partnership experienced extraordinary motor fuel margins in the third quarter 2022. The year-over-year decline in Distributable Cash Flow and Distribution Coverage was primarily driven by the decline in Adjusted EBITDA noted above in addition to a $11.6 million increase in interest expense due to the rising interest rate environment for the full year 2023 when compared to the full year 2022.

Wholesale Segment

Key Operating Metrics	Q4 2023	Q4 2022	FY 2023	FY 2022
Wholesale segment gross profit	$33.0M	$32.8M	$128.8M	$130.7M
Wholesale motor fuel gallons distributed	205.3M	213.5M	842.6M	844.5M
Average wholesale gross profit per gallon	$0.094	$0.087	$0.086	$0.087

CrossAmerica’s wholesale segment gross profit increased 1% for the fourth quarter 2023 when compared to the fourth quarter 2022. This was driven by an increase in motor fuel gross profit of 3% resulting from an 8% increase in fuel margin per gallon, partially offset by a 4% decline in wholesale volume distributed. The average spot price of West Texas Intermediate (WTI) crude oil decreased 5% from $82.79 per barrel in the fourth quarter 2022 to $78.53 per barrel in the fourth quarter 2023.

For the full year 2023, the Partnership's gross profit declined 1% from $130.7 million in 2022 to $128.8 million. The slight decrease was primarily driven by a 1% decrease in motor fuel gross profit which was due to a 1% decline in the average fuel margin per gallon as compared to 2022 driven by lower terms discounts due to lower crude oil prices, partially offset by better sourcing costs as a result of brand consolidation and other initiatives. The average spot price of West Texas Intermediate (WTI) crude oil decreased 18% from $94.90 per barrel in 2022 to $77.58 per barrel in 2023.

Volume was relatively flat for the full year 2023 as compared to the full year 2022 due to the volume generated by the acquisition of assets from Community Service Stations, Inc. offset by the net loss of independent dealer contracts and the conversion of certain lessee dealer sites to company operated and commission sites.

Retail Segment

Key Operating Metrics	Q4 2023	Q4 2022	FY 2023	FY 2022
Retail segment gross profit	$69.0M	$60.4M	$253.5M	$245.0M

Retail segment motor fuel gallons distributed	124.5M	125.1M	506.5M	496.6M
Same store motor fuel gallons distributed	114.6M	118.4M	457.2M	456.4M
Retail segment motor fuel gross profit	$40.0M	$35.9M	$138.7M	$146.5M

Retail segment margin per gallon, before deducting credit card fees and commissions	$0.415	$0.383	$0.369	$0.396

Same store merchandise sales excluding cigarettes*	$45.7M	$43.5M	$188.4M	$174.9M
Merchandise gross profit*	$22.1M	$18.6M	$89.8M	$76.1M
Merchandise gross profit percentage*	28.2%	27.5%	28.4%	27.2%

*Includes only company operated retail sites

For the fourth quarter 2023, the retail segment generated a 14% increase in gross profit compared to the fourth quarter 2022. The increase for the fourth quarter 2023 was driven by increases in both motor fuel (11%) and merchandise (18%) gross profit. The increase in gross profit was offset by an increase in operating expenses primarily due to an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Overall, operating income for the retail segment increased $3.5 million or 13%.

The retail segment sold 124.5 million of retail fuel gallons during the fourth quarter 2023, which was relatively flat when compared to the fourth quarter 2022. Same store retail segment fuel volume for the fourth quarter 2023 declined 3% from 118.4 million gallons during the fourth quarter 2022 to 114.6 million gallons. The average fuel margin per gallon for the retail segment increased 8% during the quarter from $0.383 per gallon in the fourth quarter 2022 to $0.415 per gallon in the fourth quarter 2023. The retail segment generated $4.1 million of additional motor fuel gross profit for the three months ended December 31, 2023, as compared to the same period in 2022 due to a higher fuel margin per gallon.

For the fourth quarter 2023, CrossAmerica’s merchandise gross profit and other revenue increased $4.9 million or 22% when compared to the fourth quarter 2022. The fourth quarter increase was primarily due to an increase in overall store sales due to higher retail prices and improved product margins and an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Same store merchandise sales excluding cigarettes increased 5% for the fourth quarter 2023 when compared to the fourth quarter 2022. Merchandise gross profit percentage increased from 27.5% for the fourth quarter 2022 to 28.2% for the fourth quarter 2023 primarily due to improved merchandise margins in the categories of packaged beverages and deli.

For the full year 2023, CrossAmerica's retail segment generated a 3% increase in gross profit when compared to the full year 2022. The increase was primarily due to an increase in merchandise (18%) and other revenue (26%). Operating expenses increased $19.1 million for the full year 2023 due to the increase in company operated store count noted above.

The retail segment sold 506.5 million of retail fuel gallons, which was an increase of 2% when compared to the full year 2022. The increase was primarily driven by the site count increase stemming from the conversion of certain lessee dealer sites to company operated and commission sites. Same store retail segment fuel volume for the full year 2023 was 457.2 million gallons, a slight increase from the 456.4 million same store gallons for the full year 2022. The average fuel margin per gallon for the retail segment declined 7% during the full year 2023 from $0.396 per gallon in the full year 2022 to $0.369 per gallon in the full year 2023. For the twelve months ended December 31, 2023, the Partnership reported $138.7 million of motor fuel gross profit compared to $146.5 million for the comparable period of 2022.

For the full year 2023, CrossAmerica’s merchandise gross profit and other revenue increased $16.9 million or 19% when compared to the full year 2022. The full year increase was driven by an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites, in addition to an increase in sales and margin percentage in CrossAmerica's base business. Same store merchandise sales excluding cigarettes increased 8% for the full year 2023 when compared to the full year 2022. For the twelve months ended December 31, 2023, the merchandise gross profit percentage increased to 28.4% from 27.2% for the full year 2022 due to similar factors that impacted the fourth quarter improvement in merchandise gross profit margin.

Divestment Activity

During the twelve months ended December 31, 2023, CrossAmerica sold ten properties for $9.2 million in proceeds, resulting in a net gain of $6.5 million.

Subsequent Events

On January 26, 2024, CrossAmerica entered into an agreement to acquire certain assets from Applegreen Midwest, LLC and Applegreen Florida, LLC. The assets will be acquired via the termination of the Partnership’s existing lease agreements with the Applegreen entities at 59 locations. The term length of the Partnership’s existing leases with Applegreen Midwest, LLC and Applegreen Florida, LLC can be extended to 2049 and 2048, respectively, including all renewal options. The termination of the existing lease agreements pursuant to the Applegreen Purchase Agreement is contemplated to occur during the first and second quarters of 2024 and is subject to customary closing conditions. This transaction will result in the conversion of these 59 lessee dealer sites to company operated sites.

Liquidity and Capital Resources

As of December 31, 2023, CrossAmerica had $756.0 million outstanding under its CAPL Credit Facility. As of February 22, 2024, after taking into consideration debt covenant restrictions, approximately $125.4 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.2 times as of December 31, 2023, compared to 3.7 times as of December 31, 2022. As of December 31, 2023, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On January 22, 2024, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter 2023. As previously announced, the distribution was paid on February 9, 2024 to all unitholders of record as of February 2, 2024. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on February 27, 2024 at 9:00 a.m. Eastern Time to discuss the fourth quarter and full year 2023 earnings results. The conference call numbers are 888-886-7786 or 416-764-8658 and the passcode for both is 38979754. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$4,990	$16,054
Accounts receivable, net of allowances of $709 and $686, respectively	31,185	30,825
Accounts receivable from related parties	437	743
Inventory	52,344	47,307
Assets held for sale	400	983
Current portion of interest rate swap contracts	9,321	13,827
Other current assets	9,845	8,667
Total current assets	108,522	118,406
Property and equipment, net	705,217	728,379
Right-of-use assets, net	148,317	164,942
Intangible assets, net	95,261	113,919
Goodwill	99,409	99,409
Deferred tax assets	759	2,779
Interest rate swap contracts, less current portion	687	3,401
Other assets	23,510	26,142
Total assets	$1,181,682	$1,257,377

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,083	$11,151
Current portion of operating lease obligations	34,787	35,345
Accounts payable	68,986	77,048
Accounts payable to related parties	10,180	7,798
Accrued expenses and other current liabilities	23,674	23,144
Motor fuel and sales taxes payable	20,386	20,813
Total current liabilities	161,096	175,299
Debt and finance lease obligations, less current portion	753,880	761,638
Operating lease obligations, less current portion	118,723	135,220
Deferred tax liabilities, net	12,919	13,367
Asset retirement obligations	47,844	46,431
Interest rate swap contracts	3,535	—
Other long-term liabilities	52,934	46,289
Total liabilities	1,150,931	1,178,244

Commitments and contingencies (Notes 15 and 16)

Preferred membership interests	27,744	26,156

Equity:
Common units— 37,983,154 and 37,937,604 units issued and outstanding at December 31, 2023 and 2022, respectively	(2,392)	36,508
Accumulated other comprehensive income	5,399	16,469
Total equity	3,007	52,977
Total liabilities and equity	$1,181,682	$1,257,377

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating revenues (a)	$1,014,685	$1,124,773	$4,386,263	$4,967,424
Cost of sales (b)	912,640	1,031,507	4,003,995	4,591,653
Gross profit	102,045	93,266	382,268	375,771

Operating expenses:
Operating expenses (c)	48,716	43,538	194,746	174,708
General and administrative expenses	6,940	6,813	27,031	25,575
Depreciation, amortization and accretion expense	18,944	19,102	77,158	80,625
Total operating expenses	74,600	69,453	298,935	280,908
Gain (loss) on dispositions and lease terminations, net	(483)	1,763	4,737	1,143
Operating income	26,962	25,576	88,070	96,006
Other income, net	192	152	790	504
Interest expense	(10,489)	(9,767)	(43,743)	(32,100)
Income before income taxes	16,665	15,961	45,117	64,410
Income tax (benefit) expense	(78)	(1,129)	2,525	714
Net income	16,743	17,090	42,592	63,696
Accretion of preferred membership interests	643	588	2,488	1,726
Net income available to limited partners	$16,100	$16,502	$40,104	$61,970

Earnings per common unit
Basic	$0.42	$0.44	$1.06	$1.63
Diluted	$0.42	$0.43	$1.05	$1.63

Weighted-average common units:
Basic	37,970,720	37,928,970	37,957,727	37,916,829
Diluted	38,154,734	38,085,600	38,119,461	38,059,774

Supplemental information:
(a) includes excise taxes of:	$72,696	$65,913	$295,762	$270,501
(a) includes rent income of:	20,351	21,370	82,331	84,106
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,447	5,765	22,338	23,457
(c) includes rent expense of:	3,794	3,733	15,460	15,254

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income	$42,592	$63,696	$21,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	77,158	80,625	77,852
Amortization of deferred financing costs	3,287	2,788	1,862
Credit loss expense	40	232	253
Deferred income tax expense (benefit)	1,572	(1,753)	(3,761)
Equity-based employee and director compensation expense	3,031	2,294	1,311
Gain on dispositions and lease terminations, net	(4,737)	(1,143)	(2,037)
Changes in operating assets and liabilities, net of acquisitions	(5,860)	14,578	(1,666)
Net cash provided by operating activities	117,083	161,317	95,468

Cash flows from investing activities:
Principal payments received on notes receivable	213	203	793
Proceeds from sale of assets	6,234	13,344	15,359
Capital expenditures	(34,628)	(30,351)	(41,859)
Cash paid in connection with acquisitions, net of cash acquired	—	(29,594)	(272,983)
Net cash used in investing activities	(28,181)	(46,398)	(298,690)

Cash flows from financing activities:
Borrowings under revolving credit facilities	240,900	114,100	194,895
Repayments on revolving credit facilities	(91,037)	(138,538)	(77,500)
Borrowings under the Term Loan Facility	—	1,120	182,460
Repayments on the Term Loan Facility	(158,980)	(24,600)	—
Net proceeds from issuance of preferred membership interests	—	24,430	—
Payments of finance lease obligations	(2,890)	(2,724)	(2,604)
Payments of deferred financing costs	(7,106)	(474)	(7,201)
Distributions paid on distribution equivalent rights	(241)	(202)	(141)
Withholding tax distributions paid on preferred membership interests	(900)	—	—
Distributions paid on common units	(79,712)	(79,625)	(79,552)
Net cash (used in) provided by financing activities	(99,966)	(106,513)	210,357
Net (decrease) increase in cash and cash equivalents	(11,064)	8,406	7,135

Cash and cash equivalents at beginning of period	16,054	7,648	513
Cash and cash equivalents at end of period	$4,990	$16,054	$7,648

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Gross profit:
Motor fuel gross profit	$19,252	$18,659	$72,680	$73,378
Rent gross profit	12,592	12,908	50,873	50,852
Other revenues	1,195	1,259	5,248	6,509
Total gross profit	33,039	32,826	128,801	130,739
Operating expenses	(9,052)	(8,956)	(37,988)	(37,072)
Operating Income	$23,987	$23,870	$90,813	$93,667

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	632	663	632	663
Lessee dealers (c)	569	619	569	619
Total motor fuel distribution sites	1,201	1,282	1,201	1,282

Motor fuel distribution sites (average):	1,209	1,274	1,235	1,286

Volume of gallons distributed	205,296	213,501	842,636	844,486

Margin per gallon	$0.094	$0.087	$0.086	$0.087

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count for both periods (fourth quarter 2022 to fourth quarter 2023 and December 31, 2022 to December 31, 2023) was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer sites but with continued fuel supply.

(c) The decrease in the lessee dealer site count for both periods (fourth quarter 2022 to fourth quarter 2023 and December 31, 2022 to December 31, 2023) was primarily attributable to the conversion of certain lessee dealer sites to company operated sites, the conversion of certain lessee dealer sites to commission sites and the Partnership's real estate rationalization effort.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Gross profit:
Motor fuel	$40,007	$35,925	$138,729	$146,546
Merchandise	22,065	18,639	89,847	76,135
Rent	2,312	2,697	9,120	9,797
Other revenue	4,622	3,179	15,771	12,554
Total gross profit	69,006	60,440	253,467	245,032
Operating expenses	(39,664)	(34,582)	(156,758)	(137,636)
Operating income	$29,342	$25,858	$96,709	$107,396

Retail sites (end of period):
Company operated retail sites (a)	296	255	296	255
Commission agents (b)	199	200	199	200
Total retail segment sites	495	455	495	455

Total retail segment statistics:
Volume of gallons sold	124,486	125,110	506,535	496,634
Same store total system gallons sold	114,569	118,396	457,243	456,363
Average retail fuel sites	487	451	476	452
Margin per gallon, before deducting credit card fees and commissions	$0.415	$0.383	$0.369	$0.396

Company operated site statistics:
Average retail fuel sites	295	253	283	253
Same store fuel volume (c)	76,164	78,507	301,599	304,153
Margin per gallon, before deducting credit card fees	$0.467	$0.422	$0.400	$0.426
Same store merchandise sales (c)	$66,556	$64,826	$272,834	$263,253
Same store merchandise sales excluding cigarettes (c)	$45,711	$43,518	$188,359	$174,856
Merchandise gross profit percentage	28.2%	27.5%	28.4%	27.2%

Commission site statistics:
Average retail fuel sites	192	198	193	199
Margin per gallon, before deducting credit card fees and commissions	$0.305	$0.310	$0.306	$0.336

(a) The increase in the company operated site count for both periods (fourth quarter 2022 to fourth quarter 2023 and December 31, 2022 to December 31, 2023) was primarily attributable to the conversion of certain lessee dealer and commission agent sites, largely during the second quarter of 2023.

(b) The decrease in the commission agent site count for both periods (fourth quarter 2022 to fourth quarter 2023 and December 31, 2022 to December 31, 2023) was primarily attributable to the conversion of certain commission agent sites to company operated sites, largely during the first quarter of 2023, offset by the conversion of certain lessee dealer sites to commission sites, largely during the fourth quarter of 2023.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of CrossAmerica's financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$16,743	$17,090	$42,592	$63,696
Interest expense	10,489	9,767	43,743	32,100
Income tax (benefit) expense	(78)	(1,129)	2,525	714
Depreciation, amortization and accretion	18,944	19,102	77,158	80,625
EBITDA	46,098	44,830	166,018	177,135
Equity-based employee and director compensation expense	947	686	3,031	2,294
Gain (loss) on dispositions and lease terminations, net	483	(1,763)	(4,737)	(1,143)
Acquisition-related costs (a)	99	523	1,460	1,508
Adjusted EBITDA	47,627	44,276	165,772	179,794
Cash interest expense	(10,008)	(9,032)	(40,456)	(29,312)
Sustaining capital expenditures (b)	(2,332)	(1,973)	(7,654)	(7,164)
Current income tax benefit (expense) (c)	505	53	(953)	(2,466)
Distributable Cash Flow	$35,792	$33,324	$116,709	$140,852
Distributions paid	$19,935	$19,913	$79,712	$79,625
Distribution Coverage Ratio	1.80x	1.67x	1.46x	1.77x

(a) Relates to certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(b) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(c) Excludes income tax incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.